February 2009 Pricing Sheet dated February 20, 2009 relating to Preliminary Pricing Supplement No. 24 dated January 26, 2009 to Registration Statement No. 333-156423 Filed pursuant to Rule 433
S T R U C T U R E D  I N V E S T M E N T S
Opportunities in Commodities
Buffered Securities based on the Price of Gold due August 29, 2011
PRICING TERMS – FEBRUARY 20, 2009
Issuer:	Morgan Stanley
Aggregate principal amount:	$3,550,000
Stated principal amount:	$1,000 per Buffered Security
Issue price:	$1,000 per Buffered Security (See “Commissions and Issue Price” below)
Pricing date:	February 20, 2009
Original issue date:	February 27, 2009 (5 business days after the pricing date)
Maturity date:	August 29, 2011
Payment at maturity:	At maturity, you will receive an amount per Buffered Security equal to:
	•	If the final gold price is greater than the initial gold price:
$1,000 + upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
•
If the final gold price is less than or equal to the initial gold price but greater than or equal to 80% of the initial gold price, meaning the price of gold has declined by an amount less than or equal to the buffer amount of 20%:

$1,000
	•	If the final gold price is less than 80% of the initial gold price, meaning the price of gold has declined by an amount greater than the buffer amount of 20%:

($1,000 x commodity performance factor) + $200
This amount will be less than the stated principal amount of $1,000. However, under no circumstances will the Buffered Securities pay less than $200 per Buffered Security at maturity.

Maximum payment at maturity:	$2,050 per Buffered Security (205% of the stated principal amount)
Minimum payment at maturity:	$200 per Buffered Security (20% of the stated principal amount)
Upside payment:	$1,000 x commodity percent increase x participation rate
Commodity percent increase:	(final gold price – initial gold price) / initial gold price
Participation rate:	100%
Commodity performance factor:	final gold price / initial gold price
Initial gold price:	$989.00, which is the gold price on the pricing date
Final gold price:	The gold price on the valuation date
Gold price:
On any day, the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the London Bullion Market Association authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market on such date

Valuation date:	August 22, 2011, subject to adjustment for certain market disruption events
CUSIP:	617482DY7
ISIN:	US617482DY70
Listing:	The Buffered Securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Buffered Security	100%	2%	98%
Total	$3,550,000	$71,000	$3,479,000
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Buffered Securities purchased by that investor.  The lowest price payable by an investor is $992.50 per Buffered Security.  Please see the cover page of the accompanying preliminary pricing supplement for further details.

(2)
For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

You should read this document together with the preliminary pricing supplement describing the offering, and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Pricing Supplement No. 24 dated January 26, 2009
Prospectus Supplement dated December 23, 2008
Prospectus dated December 23, 2008

THE BUFFERED SECURITIES ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE BUFFERED SECURITIES WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.